Execution Copy
EXHIBIT 10.3
MASTER LOAN AND SECURITY AGREEMENT
Dated as of June 29, 2009
among
ICON ION, LLC,
as Lender,
and
ARAM RENTALS CORPORATION,
as Borrower
and
ION GEOPHYSICAL CORPORATION,
as Guarantor

MASTER LOAN AND SECURITY AGREEMENT
     THIS MASTER LOAN AND SECURITY AGREEMENT is made as of June 29, 2009 by and among ARAM RENTALS CORPORATION (“Borrower”) with its principal office located at 7236 — 10th Street NE, Calgary Alberta, T2E 8X3, ION GEOPHYSICAL CORPORATION, a Delaware corporation (the “Guarantor”), with its principal office located at 2105 CityWest Blvd., Suite 400, Houston, Texas 77042, and ICON ION, LLC, (the “Lender”) with its principal office located at 100 Fifth Avenue, 4th Floor, New York, New York 10011.
RECITALS
A.	Lender has agreed with Borrower that, at Borrower’s request, Lender shall make the Loan available to Borrower on the terms and subject to the conditions set forth in this Agreement.

B.	Borrower and Lender desire that this Agreement serve as a master agreement that sets forth the terms and conditions governing the Loan that Lender may make to Borrower.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “controlling” and “controlled” have corresponding meanings.

“Agreement” means this Master Loan and Security Agreement and all Schedules and Exhibits annexed hereto and made a part hereof, as the same may be amended, restated, supplemented, modified, renewed or replaced from time to time.

“Applicable Law” means, at any time, with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees and all applicable official directives, rules, consents, approvals, by-laws, permits, authorizations, guidelines, orders and policies of any governmental or regulatory body or Persons having authority over such Person, property, transaction or event.
“ARAM” means ARAM Systems Corporation, a Nova Scotia unlimited company, and wholly-owned subsidiary of Guarantor; and its successors and permitted assigns.
“Assignment” means a collateral assignment in the form of Exhibit B attached hereto pledging to Lender as security for the Loan Borrower’s right, title and interest in, but not the obligations of Borrower under, the Contracts described in Schedule 1 thereto.
“BIA” means the Bankruptcy and Insolvency Act (Canada) and the regulations thereunder as amended and in effect from time to time, and any successor statutes.
“Blocked Account” means each deposit account established at the Blocked Account Bank into which all Contract Receivables due under any Contract are to be deposited by the applicable Obligor, Borrower or Guarantor for the benefit of Lender over which Lender has a perfected security interest by way of a Blocked Account Agreement with a Blocked Account Bank.
“Blocked Account Agreement” means a blocked account control agreement entered into by Borrower, Lender and a Blocked Account Bank in respect of the Blocked Account in form and substance satisfactory to Lender.
“Blocked Account Bank” means one or more commercial banks acceptable to Lender.
“Business Day” means any day, other than a Saturday, Sunday or Canadian holiday, on which Canadian chartered banks are open for business in Calgary, Alberta, Canada.
“Canadian Insolvency Proceeding” means, with respect to any Person, any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers, or any other proceeding for the liquidation, dissolution or other winding up of such Person, whether under the BIA, the CCAA or the Winding-Up and Restructuring Act (Canada), or any other bankruptcy or insolvency laws, or any laws relating to relief of debtors, readjustment of indebtedness or reorganization, composition or extension of indebtedness.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada) and the regulations thereunder, as amended and in effect from time to time, and any successor statutes.
“Closing Date” means June 29, 2009 or such other date as Lender and Borrower may mutually agree upon.
“Collateral” has the meaning provided in Section 3.1.

“Consumer Goods” has the meaning given to such term in the PPSA.
“Contract” means a written lease, installment sale contract or other agreement evidencing payment obligations relating to the leasing or financing of Equipment, in each case, together with all schedules, riders, addenda or supplements thereto, provided that each such Contract is consistent with ARAM’s past practices.
“Contract Receivables” means, with respect to a Contract, all amounts due and payable or to become due and payable under such Contract, together with all rights to receive such amounts under such Contract.
“Contribution Agreement” means the Section 85 rollover agreement between ARAM, as vendor, and Borrower, as purchaser, in respect of the transfer of the Equipment and Contracts in the form attached as Exhibit A.
“Credit Parties” means Borrower and Guarantor and “Credit Party” means either of them.
“Default” means any of the events described in Section 7.1 regardless of whether any requirement in connection with such event for the giving of notice, the lapse of time, or both, has been satisfied or met.
“Equipment” means: (i) any seismic equipment contributed by ARAM to Borrower pursuant to a Contribution Agreement on or prior to the Closing Date, and (ii) any additional seismic equipment contributed to Borrower including any additional seismic equipment that replaces the seismic equipment identified in subsection (i) in the ordinary course of the Borrower’s business, in each case, together with all parts, spare parts, accessories, attachments, upgrades, improvements, replacements, substitutions, additions, accessions, alterations and repairs incorporated therein or affixed thereto, and all proceeds thereof (including insurance proceeds); and “related Equipment” shall, when used with reference to any Contract, mean the Equipment subject to that respective Contract. For greater certainty, any Hewlett Packard leased equipment shall not be included in the definition of “Equipment”.
“Event of Default” means any of the events specified in Section 7.1, provided that any requirement in connection with such event for the giving of notice, the lapse of time or both, has been satisfied or met.
“Fiscal Year” means the fiscal year of Borrower, which commences each January 1 and ends each December 31.
“Foreign Located Equipment” means all seismic equipment located in Germany or Egypt, in each case, as listed in Schedule 1 attached hereto on the Closing Date, that will automatically be included in the definition of “Equipment” for all purposes of this Agreement immediately upon its arrival into North America.

“GAAP” means:
(i)	in respect of Borrower, generally accepted accounting principles as approved by the Canadian Institute of Chartered Accountants that are in effect from time to time, applied in a consistent manner from period to period; and

(ii)	in respect of Guarantor, generally accepted accounting principles that are in effect in the United States from time to time, applied in a consistent manner from period to period.
“Guaranty” means the guaranty from Guarantor in favour of Lender in respect of the Indebtedness of Borrower in form and substance satisfactory to Lender.
“HSBC” means HSBC BANK USA, N.A., in its capacity as administrative agent under the HSBC Credit Agreement, together with its successors and assigns.
“HSBC Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 3, 2008, among Guarantor, as domestic borrower, ION International S.À R.L., a Luxembourg private limited company (société a responsabilité limitée), as foreign borrower, the guarantors from time to time party thereto, HSBC BANK USA, N.A., as administrative agent, and the other financial institutions party from time to time thereto, as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hypothec” means a moveable hypothec executed by Borrower in favour of Lender in form and substance satisfactory to Lender.
“Indebtedness” means the aggregate principal amount of the Loan made by Lender to Borrower hereunder, all accrued but unpaid interest thereon, and all other amounts that Borrower may from time to time be obligated to pay to Lender under this Agreement and the other Loan Documents.
“Initial Draw Amount” has the meaning set out in Section 2.3(a).
“Interest Period” means a period (i) in the case of the first Interest Period, commencing on the Closing Date of the initial Loan and ending on and including the first Payment Date and (ii) for each successive Interest Period, commencing on each Payment Date and ending on, and including, the next Payment Date, provided if a Payment Date is not a Business Day, then the Interest Period shall end on the first Business Day thereafter, provided in no event will interest be charged twice for the same day.
“Interest Rate” means, with respect to the Loan, a rate per annum equal to the following: (a) provided that no Event of Default has occurred and is continuing, the interest rate of fifteen percent (15%) per annum calculated monthly (the “Fixed Interest Rate”); and (b) upon the occurrence and during the continuation of an Event of Default and subject to Applicable Law, the sum of, with respect to the Loan, (i) applicable Fixed Interest Rate plus (ii) an additional 2.00% per annum.

“Liabilities” of any Person shall at any time mean all items that, in accordance with GAAP, would be included on the liability side of a balance sheet of that Person as of the date in question and shall include the following items whether or not so included in accordance with GAAP: (a) duties and obligations (excluding unaccrued finance charges) of that Person, as obligor, under leases, whether or not capitalized; (b) indebtedness (including, without limitation, indebtedness arising under conditional sale or other title retention agreements, but excluding, however, prepaid interest thereon) secured by a Lien in property owned or being purchased by that Person, whether or not such indebtedness shall have been assumed by that Person; and (c) all contingent obligations of that Person.
“Lien” means any lien, encumbrance or security interest of any kind whatsoever, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.
“Loan” means the loan that Lender makes to Borrower under Article 2 of this Agreement.
“Loan Documents” has the meaning set out in Section 4.1(d) and shall also automatically include, without limitation, the Blocked Account Agreement immediately upon being executed and delivered by Borrower, Lender and the Blocked Account Bank.
“Loan Limit” means US$20,000,000; a portion of which shall be available to Borrower under this Agreement and the remaining amount (if any) shall be made available to US Borrower under the US 2009 Loan Agreement.
“Material Adverse Change” means any change, event, violation, circumstance or effect that, when considered individually or when aggregated with other changes, events, violations, circumstances or effects, is or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on: (i) the business, property, assets, liabilities, operations, condition (financial or otherwise) or affairs of Borrower or Guarantor, taken as a whole; (ii) the ability of Borrower or Guarantor to perform its obligations under any of the Loan Documents; or (iii) the ability of Lender to enforce its rights and remedies under any of the Loan Documents.
“Maturity Date” means July 31, 2014.
“Memorandum” means the Memorandum of Association and the Articles of Association of Borrower.
“Note(s)” means the promissory note or notes issued by Borrower in connection with each borrowing under the Loan, in form and substance as set out in Exhibit D attached hereto.
“Obligations” means the Indebtedness, together with any and all other duties, obligations, undertakings and amounts required to be paid or performed by Borrower and/or Guarantor under this Agreement and each Loan Document executed pursuant hereto.
“Obligor” means, with respect to a Contract, each Person having a payment obligation under or with respect to such Contract.
“Payment Date” means the first (1st) day of each calendar month, or if such day is not a Business Day, the next Business Day.
“Permitted Jurisdictions” means, collectively, the United States and Canada and each other jurisdiction to which the Lender has consented in writing, such consent not to be unreasonably withheld, delayed or conditioned; provided that Lender has taken those steps reasonably required to obtain a valid, enforceable and perfected first lien, charge and security interest in the Equipment in each such jurisdiction.
“Permitted Liens” means:
(i)	inchoate liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being contested in good faith by appropriate proceedings;

(ii)	non-consensual statutory Liens arising in the ordinary course of Borrower’s business to the extent such Liens secure indebtedness that is not overdue; and

(iii)	rights of Obligors under Contracts in the related Equipment.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, company, partnership, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
“Pledge Agreement” means the non recourse securities pledge agreement from ARAM in favour of Lender in respect of all the outstanding equity securities of Borrower owned by ARAM in form and substance satisfactory to Lender.
“PPSA” means the Personal Property Security Act (Alberta) and all regulations and ministerial orders thereunder, as from time to time in effect in the Province of Alberta; provided, however, that if by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of Lender in and to the Collateral is governed by the personal property security legislation as in effect in a jurisdiction other than the Province of Alberta, the term “PPSA” shall mean the personal property security legislation as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“Proceeds” has the meaning given to such term in the PPSA.

“Quarterly Report” means a completed report substantially in the form of Exhibit C hereto signed and delivered by a senior officer of Borrower.

“Residual Proceeds” means, as to a Contract, all Contract Receivables and monetary value received by Borrower, net of any out of pocket costs incurred in connection with obtaining such Contract Receivables and monetary value, after all of the obligations of the Obligor during the originally scheduled term of the Contract (including the payment of all taxes and charges relating to the Equipment) have been paid in full, including net proceeds realized from the sale, re-lease or rental of the Equipment or the renewal or extension of the Contract.

“Scheduled Repayment” has the meaning provided in Section 2.8.

“Second Draw Amount” has the meaning provided in Section 2.3(b).

“Security Deposits” means monies held by Borrower on behalf of Obligors as collateral for obligations of such Obligors under the Contracts.

“Security Instrument” means any security agreement, pledge agreement, lease intended as security, conditional sale contract, chattel mortgage, assignment, control agreement or other agreement, or any amendment, restatement, supplement, renewal or replacement thereof or thereto, or any financing statement or financing change statement, in each case granting, evidencing or perfecting any security interest in personal property.

“Taxes” shall have the meaning provided in Section 6.1(f).

“US 2009 Loan Agreement” shall mean the Master Loan and Security Agreement, dated June 30, 2009, as amended, among ICON ION, LLC, as lender, US Borrower, as borrower, and ION Geophysical Corporation, as guarantor and all Loan Documents (as defined therein) pursuant thereto.

“US Borrower” means ARAM Seismic Rentals, Inc., a corporation formed under the laws of the State of Texas; and its successors and permitted assigns.

“US Borrower Hypothec” means a moveable hypothec executed by US Borrower in favour of Lender substantially in the form of the Hypothec.

“US Dollars”, “USD” and “US$” means lawful money of the United States of America.

1.2	Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in the PPSA, and not specifically defined herein, are used herein as defined therein.

1.3	Interpretation. As used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” the word “or” is not exclusive, and the word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless another document is specifically referenced.

1.4	U.S. Currency. Unless otherwise specified herein, all amounts and values referred to in this Agreement shall refer to lawful money of the United States. Notwithstanding the foregoing, all payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose.

1.5	Determination of Rates and Basis of Calculation of Interest.
(a)	The rates of interest and fees shall be determined by Lender whenever such determination is required for any purpose of this Agreement in accordance with the terms and conditions provided herein, and such determination shall be prima facie evidence of such rate absent manifest error.

(b)	All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(c)	In calculating interest or fees payable under this Agreement for any period, unless otherwise specifically stated, the first day of such period shall be included and the last day of such period shall be excluded.

(d)	Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(e)	For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366 or such other period of time, as the case may be.

(f)	If the payment of interest at the rate provided for in Subsection (b) of the definition of “Interest Rate” is not enforceable by reason of the Interest Act (Canada), then payment of interest after an Event of Default on principal and interest amounts shall be at the same rate of interest applicable thereto prior to the occurrence of the Event of Default.
1.6	Maximum Return.
(a)	In the event that any provision of this Agreement would oblige Borrower to make any payment of interest or any other payment that is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate that would be prohibited by law or would result in a receipt by Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:
(i)	firstly, by reducing the amount or rate of interest otherwise required to be paid under Article 2 of this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts that would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).
(b)	If, notwithstanding the provisions of this Section 1.6 and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then such excess shall be applied by the Lender to the reduction of the principal balance of the Loan outstanding and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to Borrower.

(c)	Any amount or rate of interest referred to in this Section 1.6 shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination.

ARTICLE 2
THE LOAN; COLLATERAL
2.1	The Loan. On the terms and subject to the conditions set forth in this Agreement, Lender establishes and agrees to make available to Borrower a committed non-revolving term loan facility at the applicable Interest Rate.

2.2	Loan Limit. The maximum outstanding borrowings under the Loan shall not at any time exceed the Loan Limit.

2.3	Advances; Non Revolving Feature of Loan.
(a)	On the Closing Date, Borrower may only draw under this Agreement by way of a single borrowing in a maximum amount of (i) US$12,500,000 less (ii) any borrowings made by U.S. Borrower under the US 2009 Loan Agreement (the “Initial Draw Amount”).

(b)	On July 17, 2009, Borrower may make a second and final draw under this Agreement in a maximum amount of US$7,500,000 (the “Second Draw Amount”).

(c)	On July 17, 2009, any undrawn commitment of Lender under this Agreement shall be automatically cancelled. No amounts repaid or prepaid by Borrower under this Agreement may be reborrowed.
2.4	Purpose of Loan. Borrower may use the proceeds of the Loan for general corporate purposes, working capital or to repay Liabilities.

2.5	Restrictions on Borrowing. Borrower shall not request a borrowing under the Loan if a Default or Event of Default exists at such time or if the result thereof would create or cause a Default or Event of Default.

2.6	Evidence of Indebtedness. Lender shall maintain accounts and records evidencing the Obligations of Borrower to Lender under this Agreement. Lender’s accounts and records shall constitute prima facie evidence of the Indebtedness of Borrower to Lender under this Agreement in the absence of manifest error.

2.7	Procedure of Requesting the Loan. Borrower hereby requests the Initial Draw Amount on the Closing Date. In respect of the Second Draw Amount, Borrower shall execute and deliver to Lender on or before July 17, 2009 the written request in the form attached hereto as Exhibit F which shall be irrevocable and binding on Borrower. Borrower shall indemnify Lender against any loss or expense incurred by Lender as a result of any failure by it to fulfill on or before the date specified for such borrowing the applicable conditions set forth in Sections 4.1 and 4.2, including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund any loan to be made by Lender as part of such borrowing if such loan, as a result of such failure, is not made on such date.

2.8	Scheduled Repayments. Subject to the terms of this Agreement, Borrower shall permanently repay the principal amount of all borrowings outstanding under the Loan in the following amounts and on the following dates (each a “Scheduled Repayment”):
(a)	for the period from the Closing Date to and including June 30, 2009, Borrower shall make a payment of interest only on July 1, 2009 based on the applicable Interest Rate and the Initial Draw Amount;

(b)	for the period from the July 1, 2009 to and including July 31, 2009, Borrower shall make a payment of interest only on August 1, 2009 based on the applicable Interest Rate and the Initial Draw Amount;

(c)	for the period from July 17, 2009 to and including July 31, 2009, Borrower shall make a payment of interest only on August 1, 2009 based on the applicable Interest Rate and the Second Draw Amount;

(d)	sixty (60) equal monthly installments, payable monthly in arrears on the Payment Date, each monthly installment in the amount as set out in the amortization schedule annexed to each Note, with the first monthly payment due on September 1, 2009; and

(e)	all remaining outstanding principal of the Loan together with all accrued interest, fees and other amounts then unpaid by Borrower with respect to the Loan, on the Maturity Date.
2.9	Prepayment.
(a)	Borrower may not voluntarily prepay all or any outstanding borrowings under the Loan during the period from the Closing Date until and including July 31, 2012.

(b)	During the period commencing August 1, 2012 until and including January 31, 2014, Borrower may make a prepayment of the outstanding principal balance of the Loan plus all accrued and unpaid interest through such date plus all fees that are then owing and due provided that: (i) Borrower pays to Lender a prepayment fee equal to the amount of 3% of the outstanding principal balance of the Loan at such time, and (ii) Borrower provides thirty (30) days prior written notice to Lender.

(c)	From and after February 1, 2014, Borrower may at any time, without payment of any penalty or fee, upon thirty (30) days prior written notice to Lender, make a prepayment of the outstanding principal balance of the Loan plus all accrued and unpaid interest through such date plus all fees that are then owing and due.

(d)	Borrower may make a prepayment against the outstanding principal balance of the Loan as contemplated and permitted by Section 6.2(g)(ii)(B) provided that all terms and conditions of Section 6.2(g) are complied with by Borrower and Guarantor.

Upon indefeasible payment in full of all amounts owing under or in connection with the Loan, and upon Borrower’s written request, Lender shall release its security interest in the Collateral securing the Loan.

2.10	Payments Generally. Each payment under this Agreement shall be made for value at or before 1:00 p.m. (New York time) on the day such payment is due, provided that, if any such day is not a Business Day, such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day (and any such extension shall be taken into account for purposes of the computation of interest and fees payable under this Agreement). All payments shall be made by Borrower to Lender by way of wire to the following account:
Account Name: ICON Leasing Fund Twelve, LLC
Account Number: 590411942
Bank Name: JP Morgan Chase
Bank Address: New York, NY
ABA: 021000021
2.11	Fees. The Borrower shall pay Lender a fee of 0.50% of the sum of the Initial Draw Amount and the Second Draw Amount on each of the 12th, 24th, 36th and 48th Payment Dates. Lender acknowledges receipt from Borrower of an irrevocable and fully earned commitment fee of $300,000.

2.12	Illegality. If the introduction of or any change in any Applicable Law or in the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof, makes it unlawful or prohibited for Lender to make, to fund or to maintain its commitment or any portion thereof or to perform any of its obligations under this Agreement, Lender may, by 30 days written notice to Borrower (unless the provision of the Applicable Law requires earlier prepayment in which case the notice period shall be such shorter period as required to comply with the Applicable Law), terminate its obligations under this Agreement (or those that are unlawful or prohibited as the case may be) and in such event, the Borrower shall (to the extent required) prepay such borrowings under the Loan forthwith (or at the end of such period as Lender in its discretion agrees), without notice or penalty (other than breakage costs), together with all accrued but unpaid interest and fees as may be applicable to the date of payment.
ARTICLE 3
COLLATERAL SECURITY
3.1	Grant of Security. As general and continuing collateral security for the due payment and performance of the Obligations, Borrower charges, pledges and assigns to Lender, and grants to Lender a lien and security interest in, all present and after acquired personal property and undertaking of Borrower including, without limitation, the following:
(a)	all Equipment;

(b)	all Contracts and Contract Receivables;

(c)	all cheques, money orders, wire transfers, notes, drafts and other orders for payment of money or other remittances payable to Borrower and the depository accounts in the name of Borrower, including all Blocked Accounts, and including all sums now or hereafter on deposit in or payable to and any interest accrued or payable on the credit balances therein;

(d)	any guarantees, supporting obligations or other collateral securing payment of the Contracts; and

(e)	all Proceeds of any of the foregoing;
but specifically excludes Consumer Goods (collectively, the “Collateral”).

3.2	Limitations on Grant of Security. If the grant of any security interest in any Contract under Section 3.1 would result in the termination or breach of the governing agreement relating to such Contract, then the applicable Contract will not be subject to any security interest under Section 3.1 but will be held in trust by Borrower for the benefit of Lender. In addition, the security interests created by this Agreement do not extend to the last day of the term of any lease, rental contract or other agreement now held or hereafter acquired by Borrower. Such last day will be held by Borrower in trust for Lender and, on the exercise by Lender of any of its rights under this Agreement following an Event of Default, will be assigned by Borrower as directed by Lender.

3.3	Attachment. Borrower confirms that value has been given by Lender to Borrower, that Borrower has rights in the Collateral (other than after-acquired property) and that Borrower and Lender have not agreed to postpone the time for attachment of the security interests created by this Agreement to any of the Collateral. The security interests created by this Agreement are intended to attach: (i) to existing Collateral when Borrower signs this Agreement; and (ii) to Collateral subsequently acquired by Borrower immediately upon Borrower acquiring any rights in such Collateral. The security interests created by this Agreement will have effect and be deemed to be effective whether or not the Obligations or any part thereof are owing or in existence before or after or upon the date of this Agreement.

3.4	Additional Security. The security interests created by this Agreement are in addition and without prejudice to any other security interests now or later held by Lender. No security interests held by Lender will be exclusive of or dependent upon or merge in any other security interests, and Lender may exercise its rights under such security interests separately or in combination.

3.5	Cooperation of Lender While in Possession of Collateral. To the extent Lender has perfected its security interest in Collateral by possession of such Collateral, Lender agrees to permit Borrower reasonable access to such Collateral (including making or allowing the Borrower to make copies of any Contracts that are in the possession of the Lender).

ARTICLE 4
CONDITIONS
4.1	Conditions Precedent to the Loan — Initial Borrowing. The obligation of Lender to make available the initial borrowing under this Agreement is subject to the terms and conditions of this Agreement and is conditional upon satisfactory evidence being given to Lender and its counsel as to compliance with the following conditions:
(a)	Representations and Warranties. Each of the representations and warranties contained in this Agreement shall be true and correct as if made by the Borrower and the Guarantor contemporaneously with the initial borrowings under the Loan.

(b)	Resolutions and Certificates. Lender shall have received, duly executed and in form and substance satisfactory to it:
(i)	a copy of the constating documents and by-laws of each Credit Party and ARAM and a copy of the resolutions of the board of directors of each Credit Party and ARAM authorizing the execution, delivery and performance of the Loan Documents, certified in each case by a senior officer of the applicable Credit Party and ARAM;

(ii)	a certificate of incumbency for each Credit Party and ARAM showing the names, offices and specimen signatures of the officers who will execute the Loan Documents; and

(iii)	a certificate of status for each Credit Party and ARAM or its equivalent from its jurisdiction of organization.
(c)	Legal Opinions. Lender shall have received a favourable legal opinion from counsel to each Credit Party and ARAM in connection with the due authorization, execution, delivery and enforceability of the Loan Documents and related matters, which opinions shall be satisfactory to Lender and its counsel, acting reasonably.

(d)	Delivery of Agreements. The Credit Parties shall have executed and unconditionally delivered, or caused to be executed and delivered, the following documents to Lender (collectively, the “Loan Documents”):
(i)	this Agreement;

(ii)	the Assignment;

(iii)	the Hypothec;

(iv)	the Pledge Agreement together with (a) original share certificates evidencing the equity securities owned by ARAM in the Borrower, and (b) duly executed share transfer power in respect thereof undated in blank;

(v)	the Guaranty;

(vi)	the Note in connection with the Initial Draw Amount; and

(vii)	an assignment of insurance executed by Borrower (but not the applicable insurer(s)) in favour of Lender (it being acknowledged by Lender that Borrower shall undertake to use its best efforts to obtain an acknowledgement from each applicable insurer within a reasonable period of time following the Closing Date, but that failure of Borrower to delivery any such acknowledgement shall not constitute an Event of Default under this Agreement).
(e)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document.

(f)	Registration. Satisfactory evidence that Lender has a valid and perfected first priority (subject to Permitted Liens) security interest in the Collateral in all jurisdictions deemed necessary or advisable by the Lender and its counsel.

(g)	Insurance. Lender shall have received a satisfactory certificate of insurance issued by Borrower’s insurance broker (the insurance policies issued by a reputable underwriter satisfactory to Lender) in respect of all policies maintained by the Borrower naming Lender as a first loss payee and additional insured.

(h)	Lender Fees. All fees and expenses payable pursuant to the terms and conditions of the letter dated May 21 from the Lenders to the Borrower otherwise due and payable by the Borrower to the Lender shall have been paid or shall contemporaneously be paid to the Lender including, but not limited to, the Commitment Fee.

(i)	Legal Fees. The legal fees and disbursements of Lender’s counsel that have been invoiced at least two Business Days prior to the Closing Date shall have been paid.

(j)	HSBC Release. A satisfactory release from HSBC in respect of any security interest, lien, claim or encumbrance in respect of the Collateral.

(k)	Liens against Equipment. There shall be no liens, encumbrances or other security interests charging any of the Equipment, other than security interests in favour of Lender or other Liens not otherwise prohibited under Section 6.2(b).

(l)	Material Adverse Change. A Material Adverse Change shall not have occurred.

(m)	Contribution Agreement. Lender has received a copy of the executed Contribution Agreements and Lender is satisfied with terms and conditions of transfer of the Equipment and contracts to Borrower pursuant to such Contribution Agreements.

(n)	Financing Statements. Lender shall have received PPSA verification statements satisfactory to Lender and its legal counsel evidencing the registration of financing statements against each Obligor, as debtor, in favour of Borrower, as secured party, in all jurisdictions required by Lender and it legal counsel.
4.2	Conditions Precedent to the Loan — Subsequent Borrowings. The obligation of Lender to make available the additional drawing contemplated in Section 2.3(b) of this Agreement after the initial drawing and Closing Date is conditional upon satisfactory evidence being given to Lender as to compliance with the following conditions:
(a)	Representations and Warranties. Each of the representations and warranties contained in this Agreement shall be true and correct as if made by Borrower and Guarantor contemporaneously with any subsequent borrowing under the Loan.

(b)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document.

(c)	Notice of Borrowing. Lender shall have received a notice of borrowing as contemplated in Section 2.7 of this Agreement.

(d)	Liens against Equipment. There shall be no liens, encumbrances or other security interests charging any of the Equipment, other than security interests in favour of Lender.

(e)	Notice of Liens. Lender shall not have received written notice of any lien, trust, charge, encumbrance or other security interest affecting the Equipment charged by Lender’s Loan Documents or an execution.

(f)	Material Adverse Change. A Material Adverse Change shall not have occurred since the Closing Date.

(g)	Bankruptcy Remoteness. Borrower shall be a “special purpose bankruptcy remote” entity as such term is generally recognized to mean in the United States that is satisfactory to Lender and its legal counsel. The Memorandum shall have been amended such that Borrower is a “special purpose bankruptcy remote” entity to the satisfaction of Lender and its legal counsel. A certified copy of each Special Resolution passed amending the Memorandum as provided herein shall have been filed at the Nova Scotia Registry of Joint Stock Companies and a Registry certified copy of each such Special Resolution shall have been delivered to Lender. All “special purpose bankruptcy remote” provisions of the Certificate of Formation of US Borrower, a corporation formed or to be formed under the Texas Business Organizations Code, shall be contained in the Memorandum unless Lender waives any such requirement or any such provision is contrary to the laws of the Province of Nova or the laws of Canada applicable therein.

(h)	Legal Opinion. Lender shall have received a favourable legal opinion from Nova Scotia counsel to Borrower in connection with the “bankruptcy remoteness” of Borrower, the non-consolidation of its property, assets and liabilities with that of

ARAM, the Guarantor or any Affiliate of ARAM or the Guarantor and related matters, which opinion shall be satisfactory to Lender and its counsel, acting reasonably.

(i)	Blocked Account. Evidence satisfactory to the Lender that a Blocked Account is opened and the accompanying Blocked Account Agreement is in effect between the Borrower and the Account Bank. Lender shall have received a favourable legal opinion from counsel to Borrower in connection with the due authorization, execution, delivery by the Borrower and enforceability against the Borrower of the Blocked Account Agreement, which opinion shall be satisfactory to Lender and its counsel, acting reasonably.

(j)	Legal Fees. The legal fees and disbursements of Lender’s counsel that have been invoiced at least two Business Days prior to July 17, 2009 shall have been paid.

(k)	Note. Borrower shall have executed and delivered to Lender the Note in respect of the Second Draw Amount.

(l)	US Borrower PPSA Registrations. Satisfactory evidence that Lender has a valid and perfected first priority (subject to Permitted Liens) security interest in all present and after-acquired assets and undertaking of US Borrower in all jurisdictions deemed necessary or advisable by Lender and its counsel.

(m)	US Borrower Hypothec. US Borrower shall have executed and delivered the US Borrower Hypothec. Lender shall have received a favourable legal opinion from counsel to Borrower in connection with the due authorization, execution, delivery and enforceability of the US Borrower Hypothec, which opinions shall be satisfactory to Lender and its counsel, acting reasonably.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1	Borrower’s Representations and Warranties.
(a)	General Representations and Warranties as to Borrower. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows, which representations and warranties shall be deemed to be continuing and true from the time of Borrower’s execution of this Agreement until all of the Obligations hereunder and under each Assignment shall have been paid and performed in full:
(i)	Organization, etc. Borrower is an unlimited liability corporation validly organized and existing and in good standing under the laws of the Province of Nova Scotia, is duly qualified to do business and in good standing as an extra-provincial corporation in each jurisdiction where the failure to so qualify might have a Material Adverse Effect and has full power and authority to own its property and conduct its business substantially as presently conducted by it. Borrower has full power and authority to enter into and to perform its Obligations under this Agreement and each other Loan Document executed by it pursuant hereto.

(ii)	Due Authorization. The execution and delivery by Borrower of this Agreement and each Loan Document executed by it pursuant hereto and the performance by Borrower of its Obligations hereunder and thereunder and the borrowings hereunder by Borrower have been duly authorized by all necessary corporate action of Borrower, do not require any approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of the memorandum of association, articles of association or by-laws of Borrower or any agreement binding upon or applicable to it (other than any agreement with respect to which a waiver has been obtained), or any present Applicable Law or governmental regulation or court decree or order applicable to it and will not result in or require the creation or imposition of any Lien in any of its properties pursuant to the provisions of any present agreement binding upon or applicable to it.

(iii)	Validity of This Agreement, etc. This Agreement is, and each other Loan Document executed by it pursuant hereto will on the due execution and delivery thereof be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally; and equitable principles limiting the availability of the remedy of specific enforcement.

(iv)	Financial Information. All balance sheets, statements of income, shareholders’ equity, and cash flows and other financial information that have been furnished by Borrower to Lender in connection with this Agreement or the transactions contemplated hereby have been prepared in accordance with GAAP (except in the case of any unaudited statements, to the extent of the limited nature of the footnotes and subject to normal year-end adjustments) consistently applied throughout the periods involved (except as disclosed therein) and present (except as aforesaid with respect to unaudited statements) fairly the financial condition of Borrower as at the dates thereof and the results of its operations for the periods then ended.

(v)	Absence of Default. Borrower is not in default (after taking into account grace periods) in the payment of any liabilities representing any borrowing or financing or any other material liability or under any law or governmental regulation or court decree or order materially affecting its property or business.

(vi)	Litigation. No litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of Borrower, threatened against Borrower or any of its properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, except as described in any Quarterly Report delivered to Lender from time to time.

(vii)	No Material Contingent Liabilities. Borrower does not have any material contingent liabilities of any kind.

(viii)	Taxes. Borrower has filed all tax returns and reports required by law to have been filed by it (including, without limitation, all Taxes applicable to or arising out of the Equipment and the Contracts, the proceeds thereof or the leasing or financing thereof) and has paid, or will pay when due, all Taxes and governmental charges thereby shown to be owing except to the extent that the Borrower has contested the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto.

(ix)	Absence of Lien. Borrower is the owner of the Equipment, Contracts and other Collateral, free and clear of all Liens, other than the Liens permitted pursuant to Section 6.2(b).

(x)	Contracts. Borrower and Guarantor covenant that each Contract has or will have arisen out of a bona fide transaction, accurately evidenced by the written terms of the Contract. Borrower only maintains one original of each Contract and to the extent any Contract constitutes “chattel paper” (as defined in the PPSA), and the original chattel paper counterpart is in Borrower’s possession. No Contract exists only in electronic form.

(xi)	Accuracy of Information. All written information heretofore or contemporaneously herewith furnished by or on behalf of Borrower to Lender for purposes of, or in connection with, this Agreement or any transaction contemplated hereby is, and all other such written information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and does not omit any material fact necessary to make such information not misleading.

(xii)	Security Interest. Each security interest in the Collateral granted pursuant to Section 3.1 is a valid, enforceable, first priority (subject to Permitted Liens) Lien that has attached, and has been timely and properly perfected under the provisions of the PPSA or similar law relating to the perfection and priority of the security interest granted.

(xiii)	Eligible Contracts. Each Contract represents the absolute obligation of the related Obligor to pay the amounts set forth therein, free from any and all claims, defenses or rights of counterclaim against Lender.

(xiv)	Security Deposits. Borrower has not received and does not hold any security deposit for any Contract.

(xv)	Location of Equipment. The property, assets and the Equipment of Borrower (save and except for the Foreign Located Equipment) are located in Permitted Jurisdictions, and in no other jurisdiction .

(xvi)	Foreign Located Equipment. The orderly liquidation value of the Foreign Located Equipment in aggregate is less than $300,000.
5.2	Guarantor Representations and Warranties. To induce Lender to enter into this Agreement, Guarantor represents and warrants to Lender as follows, which representations and warranties shall be deemed to be continuing and true from the time of Guarantor’s execution of this Agreement until all of the Obligations hereunder are paid and fully performed:
(a)	Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Guarantor has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as now being conducted;

(c)	The execution, delivery and performance by Guarantor of this Agreement and the Guaranty and the consummation of the transactions contemplated hereby and thereby and are within Guarantor’s corporate powers and authority and have been duly authorized by all necessary corporate action on the part of Guarantor;

(d)	This Agreement, the Guaranty and all other documents or writings relating hereto or contemplated hereby or thereby to be signed by Guarantor constitute the valid and binding obligations of Guarantor enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights in general, and equitable principles limiting the availability of the remedy of specific enforcement;

(e)	The execution and performance of this Agreement and the Guaranty by Guarantor does not violate any laws, regulations, indentures or contracts to which Guarantor is a party or the organizational documents of Guarantor;

(f)	Except as otherwise provided herein, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Guarantor in connection with the execution, delivery and performance of this Agreement or the Guaranty;

(g)	Neither Guarantor nor any subsidiary of Guarantor to which Guarantor has delegated its servicing responsibilities, is a party to and there is no pending or threatened litigation, legal or administrative proceeding or otherwise that would, if decided against Guarantor or such subsidiary, have any material adverse impact on Guarantor’s or such subsidiary’s ability to service the Collateral;

(h)	Guarantor agrees to, or cause ARAM and Borrower to, fully and completely perform all of its obligations under the Contribution Agreement in accordance with its terms and remakes for the benefit of Lender each of the representations and warranties made by ARAM, if any, in the Contribution Agreement; and

(i)	The unaudited balance sheet of Guarantor as at December 31, 2008 and the related statement of income of Guarantor for the twelve month period then ended, certified by its chief financial officer, present fairly in all material respects the financial position of Guarantor at such date and the results of its operations for the periods then ended, all in accordance with generally accepted accounting principles consistently applied, and since said date there has been no Material Adverse Change.
ARTICLE 6
COVENANTS
6.1	Affirmative Covenants. Guarantor and Borrower covenant and agree with Lender that until all of the Obligations (other than any indemnities that are not then due and owing) shall have been paid and performed in full:
(a)	Financial Information; Quarterly Report. Guarantor and Borrower shall furnish, or cause to be furnished, to Lender copies of the following financial statements, reports and information:
(i)	within forty-five (45) days after the close of each quarter of each Fiscal Year, a Quarterly Report;

(ii)	So long as: (a) Guarantor continues to be a public company; (b) Guarantor files its financial statements in accordance with the requirements of the Security and Exchange Commission; and (c) all such financial statements are available to the Lender through a public medium, such as EDGAR; and (d) an Event of Default has not occurred and is continuing, neither Guarantor nor Borrower shall be required to provide the Lender with any financial statements; provided that in the event that any of the above conditions (a) — (d) are not satisfied, Borrower and Guarantor shall be required to furnish, or cause to be furnished, to the Lender, Borrower’s and Guarantor’s, (i) quarterly financial statements certified by the principal financial officer of Borrower and Guarantor, respectively, within sixty (60) days of the end of a fiscal quarter, (ii) annual audited financial statements for the Borrower and Guarantor, prepared by Guarantor’s certified public accountant, must be sent to the Lender within ninety (90) days of the end of the Guarantor’s Fiscal Year, (iii) a copy of the compliance certificate delivered to HSBC under the HSBC Credit

Agreement, which shall include the financial covenant calculations required by the HSBC Credit Agreement;

(iii)	upon written request by Lender, Guarantor or Borrower shall deliver to Lender copies of each Contract (or to the extent any Contract constitutes “chattel paper,” the original chattel paper counterpart) or copies of any other document relating thereto in its possession within five (5) Business Days of Borrower’s or Guarantor’s receipt of a written request for such information; and

(iv)	such other information with respect to the financial condition and operations of Borrower and Guarantor as Lender may from time to time reasonably request, provided that Lender shall bear the cost of obtaining such information if and to the extent it is not already being compiled by or for Guarantor.
(b)	Maintenance of Corporate Existence. Guarantor and Borrower will cause to be done at all times all things necessary to maintain and preserve their respective lawful existence.

(c)	Bankruptcy Remoteness. Guarantor and Borrower agree that Borrower shall be, or shall cause to be, a “special purpose bankruptcy remote” entity as such term is generally recognized to mean in the United States that is satisfactory to Lender and its legal counsel on or before July 17, 2009. Guarantor and Borrower agree that (A) the Memorandum will be amended such that Borrower is a “special purpose bankruptcy remote” entity to the satisfaction of Lender and its legal counsel, (B) a certified copy of each Special Resolution passed amending the Memorandum as provided herein will be filed at the Nova Scotia Registry of Joint Stock Companies, and (C) a Registry certified copy of each such Special Resolution shall be delivered to Lender on or before July 17, 2009. Guarantor and Borrower agree that all “special purpose bankruptcy remote” provisions of the Certificate of Formation of US Borrower, a corporation formed or to be formed under the Texas Business Organizations Code, will be contained in the Memorandum unless Lender waives any such requirement or any such provision is contrary to the laws of the Province of Nova Scotia or the laws of Canada applicable therein on or before July 17, 2009.

(d)	Maintenance of Special Purpose Bankruptcy Remoteness. Upon Borrower becoming a “special purpose bankruptcy remote” entity, Guarantor and Borrower shall do, or cause to be done, at all times, all things necessary to maintain and preserve the “special purpose bankruptcy remoteness” of Borrower, including, but not limited to, all things necessary to maintain its separate corporate existence and identity and all things necessary to make it apparent to third parties it is an entity with property, assets and liabilities distinct from those of ARAM, the Guarantor or any Affiliate of ARAM or the Guarantor.

(e)	Performance of Covenants in Memorandum. Guarantor and Borrower shall do, or cause to be done, at all times, all things necessary for the performance and observance of all covenants in the Memorandum.

(f)	Payment of Taxes, etc. Guarantor and Borrower will pay and discharge, prior to the same becoming delinquent, all taxes, assessments and other governmental charges or levies (“Taxes”) against or on any of the Contracts or other Collateral, as well as claims of any kind that, if unpaid, might become a Lien upon any of the Contracts or other Collateral; provided, however, that the foregoing shall not require Borrower or Guarantor to pay any such tax, assessment, charge, levy or claim so long as they shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on their respective books adequate reserves with respect thereto.

(g)	Agreements with Respect to Equipment. Guarantor and Borrower will, to the best of their ability, at all times cause each item of Equipment to be maintained, preserved and kept in good condition (as when originally delivered), repair and working order, subject to normal wear and tear and to be maintained in accordance with all industry and regulatory standards and all manufacturer’s suggested and recommended maintenance procedures (including, without limitation, preventive maintenance) and to cause any related software to be used in accordance with any license agreement governing such software. Borrower and Guarantor covenant that the Equipment is capable of performing the task for which it was originally intended and conforms to all regulatory requirements and Applicable Laws imposed by any governmental body with respect to the Equipment.

(h)	Notice of Default and Litigation. Guarantor and Borrower will promptly give notice to Lender of: (i) the occurrence of any Event of Default; (ii) any litigation, arbitration or governmental investigation or proceeding not previously disclosed in writing by Guarantor or Borrower to Lender that has been instituted or, to the knowledge of Guarantor or Borrower, is threatened against Guarantor or Borrower or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any material development that has occurred in any litigation, arbitration or governmental investigation or proceeding previously disclosed in writing by Guarantor or Borrower to Lender that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iv) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect.

(i)	Performance of Loan Document Obligations. Borrower will perform promptly and faithfully all of its Obligations under each Loan Document executed pursuant hereto.

(j)	Books and Records. Guarantor and Borrower will each keep their respective books and records reflecting, in all material respects, all of their respective business affairs and transactions in accordance with GAAP and will permit

Lender (or any of representatives thereof), subject to the requirements of the Protection of Personal Information and Electronic Documents Act, at reasonable times and intervals, to visit its offices where such books and records are kept, discuss its financial matters with their respective officers and independent accountants (and hereby authorizes such independent accountants to discuss their respective financial matters with Lender and its representatives) and examine any of their books and other corporate records.

(k)	Maintenance of Security Interest. Guarantor and Borrower each agree to maintain the perfection of the first priority (subject to Permitted Liens) security interest in and to the Collateral and shall not permit any other Lien on the Collateral other than the Liens permitted pursuant to Section 6.2(b). Guarantor and Borrower will, at their sole cost, defend any claims with respect to Lender’s perfected first priority security interest in the Collateral.

(l)	Performance of Contract Duties. Guarantor and Borrower warrant that they have performed, and covenant and agree that they will continue to perform, their respective duties and obligations under each Contract.

(m)	Lender’s Performance for Borrower. If Guarantor or Borrower shall fail to pay Taxes with respect to or maintain any Equipment in accordance herewith, Lender may (but shall have no duty to do so), cause the same to be done or performed; and in any such case, the amounts paid by Lender shall be immediately upon demand reimbursed to it by Guarantor or Borrower, and shall bear interest from the date incurred until the date in question at the applicable Interest Rate.

(n)	Notice of Relocation. Borrower and Guarantor will give Lender at least thirty (30) days prior written Notice of any relocation of the chief executive office or principal place of business of either of them.

(o)	Contribution Agreement. Borrower shall enforce ARAM’s responsibilities to Borrower under the Contribution Agreement in all respects and shall not waive the performance by ARAM of its responsibilities thereunder, without the prior written consent of Lender.

(p)	Insurance. Borrower and Guarantor shall insure the Equipment with such insurers and with such coverage and against such loss or damage to the full insurable value of the Equipment to the extent insured against by comparable corporations engaged in comparable businesses or according to industry standards. Losses under all such insurance policies affecting the Equipment shall be payable to Lender as first loss payee. Each such policy shall provide for a minimum of 30 days prior notice to Lender of cancellation or lapse. Borrower shall pay or cause to be paid all premiums necessary to maintain any such insurance policies as such premiums become due and payable. Borrower agrees that it shall forthwith provide to Lender a certified copy of each policy of insurance within 120 days of the Closing Date, and will provide a certified copy of each policy of insurance issued in replacement of or in substitution for any policy of insurance or policies of insurance or as a renewal of any policy of insurance or policies of insurance within 30 days following request from Lender.

(q)	Use of Proceeds. Borrower shall use the proceeds of all borrowings for the purposes contemplated under this Agreement.

(r)	New Contracts. Borrower and Guarantor shall ensure that any Contracts entered into after the Closing Date shall be in the name of Borrower (and not Guarantor or ARAM). Borrower shall maintain one original of each such Contract and to the extent any such Contract constitutes “chattel paper” (as defined in the PPSA), the original chattel paper counterpart shall remain in Borrower’s possession unless delivered to Lender under Section 6.1(a)(iii). The Borrower shall ensure that no Contract exists only in electronic form. If reasonably requested by Lender, Borrower shall use commercially reasonable efforts to cause the applicable third party to provide a satisfactory consent of the assignment by way of security of such new Contract to Lender.

(s)	PPSA Registrations re: Contracts. Borrower shall provide written confirmation to Lender confirming that all PPSA registrations required under all applicable provincial laws have been made by Borrower against each Obligor (in its capacity as lessee) under each new Contract entered into by Borrower to perfect the security interests created under such Contract within ten (10) Business Days after such Contract is entered into by Borrower. Borrower shall register, or cause to be registered, in the applicable personal property registry system any renewals necessary to ensure that any existing financing statements registered against an Obligor shall not expire or lapse.

(t)	Blocked Account. Borrower and Guarantor shall direct that all Obligors pay to or deposit, and to the extent required by Section 9.2(a), Borrower and Guarantor shall themselves pay or deposit (or cause to be paid or deposited), all Contract Receivables together with any proceeds from the sale of the Equipment as permitted pursuant to Section 6.2(g) into the Blocked Account, provided that, for the avoidance of doubt, Borrower and Guarantor may, at any time during any month during the term of the Loan, provided that no Default or Event of Default has occurred and is continuing, be permitted to withdraw amounts from the Blocked Account so long as an amount equal to one month’s installment payable under Section 2.8(d) remains in the Blocked Account after giving effect to any such withdrawal.

(u)	Notice of Assignment. Borrower shall provide each Obligor notice, in the form attached hereto as Exhibit E, of the collateral assignment of its Contract within thirty (30) days of the Closing Date.

(v)	US Borrower Hypothec. Borrower shall cause US Borrower to execute and deliver the US Borrower Hypothec on or before July 17, 2009.

6.2	Negative Covenants. Borrower and Guarantor, as applicable, covenant and agree with Lender that until all of the Obligations shall have been paid and performed in full:
(a)	Debt and other Liabilities. Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Liabilities without the prior, written consent of Lender, other than:
(i)	the Indebtedness and other Obligations;

(ii)	liabilities in respect of Taxes, assessments, governmental charges or levies and claims of any kind, to the extent that payment thereof shall not at the time be required to be made or with respect to which the Borrower has contested the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto;

(iii)	liabilities to the Guarantor in connection with the transfer of Contracts from the Guarantor to the Borrower that are being paid in full on Closing Date from the proceeds of the Loan

(iv)	other Liabilities to Lender; and

(v)	liabilities incurred in the ordinary course of business with respect to the administration and operation of its business and consistent with the past practices of ARAM with respect to the Equipment or Contracts.
(b)	Creation of Liens. Borrower will not create, incur, assume or suffer to exist any Lien upon any of Borrower’s property, assets or Collateral, whether now owned or hereafter acquired, except:
(i)	the security interest granted by this Agreement or other agreements with Lender;

(ii)	liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums either not overdue, or that are being contested in good faith and that have not resulted in perfected liens;

(iii)	judgment liens junior and subordinate to the security interest created under this Agreement that have been in existence less than 20 days after the entry thereof or with respect to which execution has been stayed; and

(iv)	Permitted Liens.
(c)	Inconsistent Agreements. Neither Guarantor nor Borrower will enter into any agreement containing any provision that would be violated or breached by any sale of Contracts hereunder or under the Contribution Agreement or the performance by Borrower or Guarantor of its Obligations hereunder or under any Loan Document executed by it pursuant hereto.

(d)	Relocation of Equipment. Borrower and Guarantor shall not allow the Equipment and any other Collateral to be moved outside of a Permitted Jurisdiction without providing at least ten (10) Business Days prior written notice thereof to Lender.

(e)	Not to Amalgamate, Merge, etc. Except as otherwise permitted by Section 7.1(i), no Credit Party shall enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, liquidation, dissolution, consolidation, reorganization, reconstruction, continuance, transfer, sale, lease or otherwise) whereby all or substantially all of its properties, rights or assets would become the property of any other Person or, in the case of amalgamation, merger or continuance, of the continuing corporation resulting therefrom; provided that Guarantor may amalgamate into, merge with or convert or reorganize into any other Person so long (a) as the Guarantor is or will be the surviving Person following any such transaction or event, (b) no Event of Default then exists or would result after giving effect to such transaction or event, including any Event of Default under Section 7.1(i), (c) Guarantor shall have provided written notice to Lender of such transaction or event not less than fifteen (15) days prior to the consummation of such transaction or event, (d) Lender is in receipt of any information reasonably requested by it from Guarantor in respect of such transaction, and (e) Lender shall have determined in good faith that, after giving effect to such transaction or event, the Guarantor (as the surviving Person) is at least as credit-worthy as it was immediately prior to the consummation of such transaction or event.

(f)	Amendment of Memorandum, etc. With the exception of the amendment of the Memorandum as described and contemplated in Sections 4.2(g) and 6.1(c), Guarantor and Borrower shall not do, permit or allow, or shall cause not to be done, permitted or allowed, anything that would result in the amendment, supplementation, revocation, restatement or replacement of any provision of the Memorandum without the prior written consent of Lender or which would result in the violation of any provision of the Memorandum.

(g)	Disposition of Equipment. The Borrower shall not sell, assign, transfer, convey, lease (as lessor), contribute or otherwise dispose of, or grant any rights with respect to the Equipment other than:
(i)	Any lease of Equipment pursuant to a Contract; and

(ii)	Sales, assignments, transfers, conveyances or other dispositions of Equipment provided that no Default or Event of Default has occurred or continues to exist and that Borrower shall either:
(A)	substitute the sold Equipment with other seismic equipment (which shall be free and clear of any Liens) of at least equivalent value acceptable to Lender in its sole discretion within 30 days after the date on which the Borrower has sold, assigned, transferred, conveyed or otherwise disposed of Equipment for which substitute equipment (which shall be free and clear of any Liens) has not otherwise been provided having an aggregate fair market value in excess $100,000, or

(B)	apply the proceeds therefrom against the outstanding principal balance of the Loan provided that: (I) such amount does not exceed $100,000 and is paid not more than one time during any quarter of Borrower’s Fiscal Year, and (II) the Borrower pays an administrative fee in the amount of $15,000 to Lender for every occurrence of the above right being exercised.
Notwithstanding the above or any other term or provision contained in this Agreement, Borrower shall not enter into any agreement to sell, assign, transfer, convey or otherwise dispose of any Equipment in reliance on this Section 6.2(g)(ii) in an individual or aggregate amount (based on the fair market value of the Equipment) of greater than $400,000 without the prior written consent of Lender, such written consent to be provided (or reasonably withheld) within two (2) Business Days after Lender is in receipt of such request by Borrower; provided, however, that the Borrower shall be permitted to sell, assign, transfer or convey Equipment upon the exercise by an Obligor of a purchase option, set forth in a Contract without prior written consent from Lender so long as the Borrower has (i) provided Lender written notice of Obligors’ exercise of its purchase option and a copy of the document exercising such option subject to any confidentiality limitations and a written description of the replacement equipment within two (2) Business Days after receipt of such request by Obligor, and (ii) substituted the sold Equipment with other seismic equipment (which shall be free and clear of any Liens) of like-kind and at least equivalent value prior to such sale. For purposes of this Section 6.2(g), the fair market value for the Equipment is set out in Schedule 2 attached hereto. Lender will cooperate with Borrower’s reasonable requests to promptly deliver any chattel paper to the purchaser of any Collateral sold in accordance with the terms of this Section 6.2(g).

Any payments made pursuant to Subsection 6.2(g)(ii)(B) shall be applied against the outstanding principal balance of the Loan. If a Default or Event of Default has occurred and is continuing, Lender may retain the proceeds from the sale of such Equipment and may apply such proceeds in its sole discretion against any amounts due and owing by Borrower to Lender.
ARTICLE 7
DEFAULTS AND REMEDIES
7.1	Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a)	Borrower or Guarantor shall fail to pay when due any Indebtedness or other Obligation due to Lender, or failed to maintain in the Blocked Account an amount equal to at least one month’s installment payable under Section 2.8(c), and such failure shall continue unremedied for a period of five (5) Business Days;

(b)	Borrower or Guarantor shall fail to duly perform and observe any covenant or agreement contained in Section 6.1 (except for Section 6.1(c)) that is not cured thirty (30) days after the earlier of: (i) the day on which Borrower or Guarantor had actual knowledge of such breach or reasonably ought to have known of such breach, and (ii) notice thereof has been given to Borrower or Guarantor, as applicable, by Lender;

(c)	Borrower or Guarantor shall fail to duly perform and observe any covenant or agreement contained in Section 6.2;

(d)	Any representation or warranty of Borrower or Guarantor made in this Agreement, the Contribution Agreement or any Loan Document executed or delivered in connection herewith or therewith, shall prove to have been materially untrue at any time made and if curable, is not cured with twenty (20) days after the earlier of: (i) the day on which Borrower or Guarantor had actual knowledge of such breach or reasonably ought to have known of such breach, and (ii) notice thereof has been given to Borrower or Guarantor, as applicable, by Lender;

(e)	Any Event of Default (as defined in the US 2009 Loan Agreement) shall have occurred and be continuing pursuant to the US 2009 Loan Agreement;

(f)	Borrower or Guarantor shall fail to duly perform and observe any other covenant or agreement contained herein, in the Contribution Agreement or in any Loan Document executed by it pursuant hereto or thereto, and that failure shall continue unremedied for a period of thirty (30) days after the earlier of: (i) the day on which Borrower or Guarantor had actual knowledge of such breach or reasonably ought to have known of such breach, and (ii) notice thereof has been given to Borrower or Guarantor, as applicable, by Lender;

(g)	any event or condition occurs that results in any Liability having an aggregate principal outstanding amount exceeding US$20,000,000 becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Liability or any trustee or agent on its or their behalf to cause such Liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (f) shall not apply to any secured Liability that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Liability;

(h)	Guarantor or Borrower shall become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due; or Guarantor or Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, sequestrator, custodian, or other similar official for Borrower or Guarantor or any of its respective properties, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver, interim receiver, receiver and manager, liquidator, sequestrator, custodian, or other similar official shall be appointed for Borrower or Guarantor or for a substantial part of its properties and not be discharged within thirty (30) days; or any Canadian Insolvency Proceeding, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding-up or liquidation proceeding shall be commenced in respect of Borrower or Guarantor and, if not commenced by Borrower or Guarantor, be consented to or acquiesced in by Borrower or Guarantor or remain for thirty (30) days undismissed; or Borrower or Guarantor shall take any action to authorize, or in furtherance of, any of the foregoing;

(i)	without the written consent of Lender, a Person or Persons acting in concert shall acquire in a single transaction or a series of transactions more than fifty (50%) percent of the voting stock of the Guarantor or additional voting stock that when added to voting stock then held by such Person or Persons exceeds fifty percent (50%) of the voting stock of Guarantor, provided, however, that the current shareholders of Guarantor may transfer all of the voting stock of Guarantor to an entity owned in its entirety by the current shareholders of Guarantor so long as (A) no other provisions of this Agreement would be violated thereby, (B) Guarantor gives the Lender at least 30 days prior written notice of such transfer, describing the capitalization and ownership of the transferee, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transfer, and (D) all action has been taken, to the satisfaction of Lender, such that Lender’s rights in any Collateral are preserved;

(j)	If at any time there occurs an event or circumstance which constitutes a Material Adverse Change;

(k)	If the Guaranty of the Obligations shall be terminated, revoked or declared void or invalid, without the prior written consent of Lender;

(l)	If the Pledge Agreement shall be terminated, revoked or declared void or invalid, without the prior written consent of Lender

(m)	If Borrower and Guarantor sells or otherwise disposes of, or agrees to sell or otherwise dispose of, all or a substantially all of the Equipment, in each case, whether in one transaction or a series of related transactions;

(n)	If Borrower or Guarantor suspends or ceases or threatens to suspend or cease its business; or

(o)	If any of the following events fail to occur on or before July 17, 2009: (A) the Memorandum are not amended such that Borrower is a “special purpose bankruptcy remote” entity to the satisfaction of Lender and its legal counsel, (B) a certified copy of each Special Resolution passed amending the Memorandum as required under this Agreement is not be filed at the Nova Scotia Registry of Joint Stock Companies, or (C) a Registry certified copy of each such Special Resolution is not delivered to Lender.

(p)	If evidence satisfactory to Lender is not delivered on or before July 17, 2009 confirming that a Blocked Account Agreement is in effect between Borrower and the Blocked Account Bank.

(q)	If Borrower fails to cause the US Borrower Hypothec to be executed and delivered to Lender on or before July 17, 2009.
7.2 Remedies.
Upon the occurrence of an Event of Default hereunder and in compliance with Applicable Law, Lender may exercise any or all of the following remedies, in addition to those granted to Lender under the PPSA of all applicable jurisdictions, and any other Applicable Law:
(i)	Lender may enforce all rights and remedies under each Contract that constitutes Collateral under Article 3 hereof and may recover possession (subject to the right of an Obligor to quietly enjoy the use of any Equipment, so long as it has not breached nor defaulted in performing any of its duties or obligations under the Contract thereof) of any Equipment subject to a Contract, and may require that same be assembled and delivered to a specific location. Lender shall be entitled to a decree of specific performance to enforce the rights set forth herein.

(ii)	Lender may give, or cause Guarantor or Borrower to give notice to each Obligor under any Contract to direct all Contract Receivables to Lender; Lender may collect and receive any and all Contract Receivables and other cash and non-cash proceeds that constitute part of, or are derived from, the Collateral including, without limitation, all renewal payments and Residual Proceeds.

(iii)	Lender may sell all or any part of the Collateral, free from any and all claims of Borrower, in one lot and as an entirety, or in separate lots, at public or private sale, for cash or credit, in its discretion subject to the non-disturbance of the rights of quiet enjoyment of the Obligors under the Contracts. Upon any such public sale, Lender may bid for the property offered for sale or any part thereof and the proceeds of such sale, net of costs, shall be applied to any Obligations secured hereby as provided hereinafter. Any such sale shall be held or conducted in a commercially reasonable manner and at such place and at such time as Lender may specify, or as may be required by law. Without limiting the generality of the foregoing, Borrower expressly agrees that in any such event that Lender, without demand of performance or other demand or notice of any kind (except notice of time and place of public or private sale) to or upon Borrower or any other Person (all and each of which demands and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral or any part thereof. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given (i) if effectively received by Borrower at least five (5) days before such disposition, or (ii) ten (10) days after deposit in the mail if sent by registered mail, return receipt requested and addressed to Borrower for Borrower at the Borrower’s address for notices under this Agreement.
(iv)	At the request of Lender, Borrower and Guarantor shall promptly execute and deliver to Lender such documents as Lender shall deem necessary or advisable to enable Lender to obtain possession of the Equipment or to transfer the title to the Equipment to any purchaser (including, without limitation, Lender) in connection with any sale. Upon taking possession and sale of the Equipment, Borrower shall cease to have any rights of redemption in respect of the Equipment hereunder, and no payments thereafter made by Borrower in respect of any or all of the Equipment shall give to Borrower any legal or equitable interest or title in or to the Equipment or any cause or right of action at law or in equity in respect of the Equipment against Lender, except that Lender shall report to Borrower regarding the proceeds of the sale and the application thereof.

(v)	Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization and sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the recovery, care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Lender hereunder, including reasonable legal fees and expenses as follows: first to its costs and expenses in enforcing Borrower’s or Guarantor’s obligations hereunder, then to accrued and unpaid interest at the applicable Interest Rate, then to any other obligations of Borrower or Guarantor hereunder and then, any remainder, if any, to Borrower. Borrower or Guarantor hereby waive presentment, demand and protest (to the extent permitted by Applicable Law) of any kind in connection with this Agreement or any Collateral.
ARTICLE 8
INDEMNITY
8.1	Indemnity. Borrower and Guarantor covenant and agree, at their sole cost and expense and without limiting any other rights that Lender has hereunder, to indemnify, protect and save Lender harmless against and from any and all claims, damages, losses, liabilities, obligations, demands, defenses, judgments, costs, disbursements or expenses of any kind or of any nature whatsoever that may be imposed upon, incurred by or asserted or awarded against Lender and related to or arising from the following, unless such claim, loss or damage shall be based upon the gross negligence or willful misconduct of Lender:
(a)	any breach by Borrower of the representations, warranties, covenants, or other obligations or agreements made by Borrower in this Agreement, in any Contracts or in any agreement related hereto or thereto;

(b)	the existence of any defense or offset against any Contract resulting from an act or omission of Borrower with respect to the sale, lease and delivery of any Equipment;

(c)	the violation by Borrower of any Applicable Law;

(d)	the reduction, or the claim or demand for a reduction, of any Obligor’s indebtedness under a Contract as a result of an act or omission of Borrower;

(e)	a material misrepresentation made by Borrower to Lender;

(f)	any alleged failure of any Contract or the related Equipment to comply with any Applicable Law;

(g)	any alleged failure on Borrower’s part to keep or perform any of its obligations, express or implied, with respect to any Contract or the related Equipment;

(h)	any alleged injury to persons or property caused by the Equipment or any violation or invasion of any patent or invention rights in respect of the Equipment; or

(i)	any governmental fees, charges, taxes or penalties levied or imposed in respect to any Contract or any related Equipment, other than income taxes or franchise taxes imposed on the Lender or any of its Affiliates.
ARTICLE 9
SERVICING AND ENFORCEMENT OF CONTRACTS
9.1	Servicing of Contracts. Borrower and Lender hereby appoint Guarantor, and Guarantor hereby accepts such appointment, to act as the agent for Lender with respect to the Contracts, Contract Receivables and the Equipment in accordance with the terms of this Agreement. Guarantor shall be responsible for collecting all amounts payable under the Contracts and enforcing the Contract provisions in accordance with the terms set forth herein and Lender shall have no responsibility or liability with respect thereto. Guarantor agrees that it shall carry out its collection responsibilities in accordance with prudent servicing standards and that it shall exercise that degree of skill and care consistent with the same degree of skill and care that Guarantor exercises with respect to similar contracts and equipment owned or serviced by Guarantor. Notwithstanding the foregoing, Borrower and Lender acknowledge and agree that Guarantor may delegate its responsibilities to act as agent to one or more of its subsidiaries provided that prior written notice is given to Lender and Guarantor remains liable for such responsibilities.
9.2	Payment from Obligors.
(a)	Lender acknowledges that not all Contract Receivables are collected via pre-authorized payment systems. If at any time the amount on deposit in the Block Account is less than one month’s installment payable under Section 2.8(d), Borrower or Guarantor shall deposit in the Blocked Account promptly, but in any event within two (2) Business Days of receipt, all payments received from any Obligor or any insurance proceeds with respect to Equipment, and until deposited in the Blocked Account, Borrower and Guarantor shall hold all such amounts in trust for the benefit of Lender. Except for Borrower’s ability to withdraw amounts from the Blocked Account in accordance with Section 6.1(t), the Blocked Account shall be under control of Lender and Lender may move funds out of the Blocked Account in Lender’s sole discretion.

(b)	Until deposited in the Blocked Account, Borrower and Guarantor shall hold all Contract Receivables that are not pre-authorized payment systems or otherwise deposited into the Blocked Account, in trust for the benefit of Lender.
9.3	Taxes. With respect to Taxes, Borrower and Guarantor agree that any and all Taxes and credits, refunds or the like with respect to Taxes accrued or assessed with respect to the Equipment or the Collateral through and including the date of this Agreement shall be the liability of or credit of Borrower and all liabilities shall be paid solely by Borrower or Guarantor.

9.4	Cooperation.
(a)	Guarantor, Borrower and Lender agree to: cooperate fully with and make available to one another and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Contracts and Equipment and timely furnish one another with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

(b)	Without limitation, and in addition to other indemnities contained herein, Borrower and Guarantor, jointly and severally, agree to indemnify Lender relating to any failure by Guarantor to comply with the sale and use tax laws of any jurisdiction.
9.5	General Offset. In the event either Guarantor or Borrower fails to pay any amount owed to Lender pursuant to this Agreement, Borrower and Guarantor agree that Lender, in Lender’s sole discretion, may offset such amount from funds held by Lender pursuant to this Agreement. Such offset shall not relieve Borrower and/or Guarantor of the obligations to pay such amount and upon any such repayment by Borrower or Guarantor, the amount refunded by Borrower or Guarantor to Lender shall be deemed to be held by Lender pursuant to the terms and conditions of this Agreement.

ARTICLE 10
MISCELLANEOUS
10.1	Fees, Costs and Expenses.
(a)	Borrower and Guarantor jointly and severally agree to pay all of the costs and expenses of Lender incurred in connection with the review, documentation and/or preparation for closing and closing of this transaction, and the Loan, including but not limited to, all reasonable legal fees, and out-of-pocket expenses of Lender and Lender’s legal counsel related to this transaction, and all audit fees as provided in Section 6.1(j) hereof.

(b)	Borrower and Guarantor jointly and severally agree to pay all cost and expenses, including Lender’s reasonable legal fees with respect to the enforcement of this Agreement or the Loan, or realizing on the Collateral therefor, or any waivers granted by Lender hereunder, or any Amendment hereto agreed to by Lender.
10.2	Power of Attorney. Borrower and Guarantor hereby irrevocably constitute and appoint Lender as Borrower’s and Guarantor’s attorney-in-fact with full power of substitution, for Borrower and Guarantor, and in Borrower’s and Guarantor’s name to do, at Lender’s option and at Borrower’s and Guarantor’s expense, all lawful acts and things that Lender may deem necessary to perfect and continue the perfection of any security interest created hereunder and to ask, demand, collect (including, but not limited to, the execution, in Borrower’s or Guarantor’s name, of notification letters) sue for, compound and give acquittance for any and all Contract Receivables assigned hereunder and to endorse, in writing or by stamp, Borrower’s and Guarantor’s name or otherwise on all checks for any monies in respect of the Collateral; provided that notwithstanding the foregoing, Lender agrees that it will not exercise any such right or power unless an Event of Default has occurred and is continuing.

10.3	Survival. All covenants, agreements, representations, warranties, indemnities (and obligations to repurchase) contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All indemnities contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive the payment in full of the Indebtedness and the termination of this Agreement.

10.4	Redelivery of Contracts upon Repurchase, Substitution or Payment in Full. In connection with any repurchase or substitution of any Equipment or Contract by Borrower or prepayment by an Obligor under any Contract, Lender shall, and hereby does, release its security interest in the Contract, Equipment and other collateral and shall, and hereby does, authorize Borrower or Guarantor to file the appropriate PPSA financing change statements (including partial discharges) with respect thereto.

10.5	Broker Fees. Guarantor and Borrower represent and warrant that no broker has been engaged by Borrower or Guarantor with respect to the transactions contemplated by this Agreement for which Lender may be responsible. Guarantor and Borrower will indemnify and hold harmless Lender from any claim of any Person for any such fees, compensation or remuneration.

10.6	Notices. Except as otherwise provided, all notices and other communications to any party pursuant to this Agreement or any Loan Document executed by it pursuant hereto shall be in writing, addressed or delivered to it at its address set forth below its signature hereto or at such other address as it shall designate in a notice to each other party, or by confirmed electronic transmission. Any notice if mailed properly addressed shall be deemed given on the third Business Day after mailing, postage prepaid.

10.7	Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE PROVINCE OF ALBERTA (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF). BORROWER DOES HEREBY SUBMIT, AT LENDER’S ELECTION, TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, PROVINCIAL OR LOCAL) HAVING A LOCATION WITHIN THE MUNICIPALITY OF METROPOLITAN CALGARY WITH RESPECT TO ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER. BORROWER HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT THE CITY OF CALGARY, ALBERTA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE AS WELL AS ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE NON-EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION BY LENDER TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

10.8	Other Documents. Borrower shall execute such other documents and shall otherwise cooperate with Lender as Lender reasonably requires to effectuate the transactions contemplated hereby (including, without limitation, execution and delivery of any security agreement, document or instrument as Lender or its legal counsel requires from time to time to ensure that Lender has a first priority (subject to Permitted Liens) Lien, charge and security interest against the Collateral).

10.9	Severability. Any provision of this Agreement or any instrument executed pursuant hereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of any such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or any Loan Document or affecting the validity or enforceability of that provision in any other jurisdiction.

10.10	Entirety. This Agreement and the Exhibits referred to herein constitute the entire agreement between Lender and Borrower as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Agreement. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.

10.11	Waivers, Amendments, etc. The provisions of this Agreement and each Loan Document executed by it pursuant hereto may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower, the Guarantor and the Lender. No failure or delay on the part of Lender or any assignee or Lender in exercising any power or right under this Agreement or any Loan Document executed by it pursuant hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. Any waiver or approval hereunder by Lender shall, subject to such limitations as may be stated in such waiver or approval, be applicable to subsequent transactions, and in the event of the subsequent withdrawal or rescission of any waiver or approval, such waiver or approval shall nevertheless be effective according to its terms as to any transaction occurring before notice from Lender to Borrower of such withdrawal or rescission. No waiver or approval hereunder by Lender shall require Lender to grant thereafter any similar or dissimilar waiver or approval hereunder.

10.12	Headings. The various headings of this Agreement and of any Loan Document executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any such Loan Document or any provisions hereof or thereof.

10.13	Counterparts and Effectiveness. This Agreement may be executed by the parties hereto in several counterparts with original or verified electronic means, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and shall be effective when signed by all parties hereto.

10.14	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower nor Guarantor may assign or transfer its rights hereunder without the prior written consent of Lender. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, its rights and benefits hereunder and under any Loan Document executed by it pursuant hereto and may, in connection therewith, disclose all documents and information that it may have relating to Guarantor, Borrower or their respective businesses, this Agreement, and any other Loan Document; provided, however, that so long as no Event of Default shall exist, the Lender shall not sell, assign, transfer, negotiate or grant any participations in all or any part of this Agreement or the Loan to any Person that is a competitor of the Guarantor or any of its Affiliates.
10.15	Confidentiality and Non-Disclosure. From the date hereof and except as may be specifically required by law, no party hereto will without the prior consent of (such consent not to be unreasonably withheld or unduly delayed) and consultation with the other parties hereto make any written public announcement, make any written statement or release to the media (except Lender may insert a customary “tombstone” in a newspaper or financial publication), or make any written statement with respect to the transactions contemplated hereby; provided, however, Borrower agrees to provide each Obligor any required notice of the sales of Contracts within thirty (30) days of the Closing Date hereunder, the form and content of which shall have been approved by Lender; and further provided, that Guarantor, Borrower and Lender may disclose the contents of this Agreement to their respective assignees, lenders, professional advisors, or as required by law or in connection with the enforcement of this Agreement.

10.16	Rights Cumulative; Waivers. All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. If, following the occurrence of an Event of Default, Lender elects in writing to bill for and collect the Contracts, Borrower and Guarantor shall be relieved of any further responsibility for servicing; provided, Borrower shall remain liable for any acts or omissions committed during the period Borrower or Guarantor was responsible for servicing the Contracts.

10.17	No Assumption of Obligation. Notwithstanding anything contained herein, Lender assumes no obligation or liability to any Obligor under the Contracts and no assignment of the Contracts or Contract Documents shall impose any such obligation or liability on Lender.

10.18	Authorization and Consent. Notwithstanding anything contained herein, the Credit Parties authorize and consent to the reproduction, disclosure and use by Lender of information about the Credit Parties (including, without limitation, the Credit Parties’ names and any identifying logos) and the financing transactions provided for herein to enable Lender to publish promotional “tombstones” and other forms of notices of the financings provided for herein in any manner and in any media including, without limitation, marketing materials, sales materials, printed media or web based material.
[*REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.*]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ARAM RENTALS CORPORATION (“Borrower”)
By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Vice President and Corporate Secretary

Address:
7236 – 10th Street NE,
Calgary Alberta, T2E 8XE
Attn.: President

ION GEOPHYSICAL CORPORATION (“Guarantor”)
By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Address:
2105 CityWest Blvd., Suite 400
Houston, Texas 77042-2839
Attn.: General Counsel
Attn.: David L. Roland, Senior Vice President,
           General Counsel and Corporate Secretary

ICON ION, LLC By: IEMC Corp., its Manager (“Lender”)
By:	/s/ Signed
Name:
Title:

Address:
100 Fifth Avenue, 4th Floor
New York, New York 10011
Attn.: General Counsel